Amended & Restated U.S. PB Agreement
This Amended & Restated U.S. PB Agreement (including all terms, schedules, supplements and exhibits attached hereto, this “Agreement”) is entered into between the customer specified below (“Customer”) and BNP Paribas Securities Corp. (“BNPP PB”) on behalf of itself and as agent for the BNPP Entities (as defined in the Account Agreement attached as Exhibit A hereto).  Customer and BNPP PB previously entered into a U.S. PB Agreement dated as of September 26, 2008 (the “Prior PBA”).  Customer and BNPP PB desire to amend and restate the Prior PBA (for the avoidance of doubt, the U.S. PB Agreement was formerly named the BAL Agreement).  The Agreement sets forth the terms and conditions on which BNPP PB will transact business with Customer.  Customer and BNPP PB, on behalf of itself and as agent for the BNPP Entities, have also entered into the Account Agreement.
All terms, provisions and agreements set forth in each agreement listed below are hereby incorporated herein by reference with the same force and effect as though fully set forth herein, all of which taken together shall constitute a single, integrated agreement. All capitalized terms not defined herein shall have the respective meanings assigned to them in the Account Agreement.
(a)	Account Agreement, attached as Exhibit A hereto;
(b)	Prime Brokerage Terms, attached as Exhibit B hereto;
(c)	Rehypothecation Agreement and MLP Annex, attached as Exhibit C hereto;
(d)
PBI Account Agreement attached as Exhibit A hereto, substituting “BNP PARIBAS SECURITIES CORP.” or “BNPP PB” as used in the Account Agreement with “BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.” or “PBI”, as the case may be;

IN WITNESS WHEREOF, the parties have caused this U.S. PB Agreement to be duly executed and delivered as of March 6, 2019.
BNP PARIBAS SECURITIES CORP., for itself and as agent for the BNPP Entities
By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title:
By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title:

FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND
Name of Customer
By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title:

Jurisdiction of organization

Type of organization

Place of business / chief executive office

Organizational identification number

Addresses for Notices to Customer

 Address

 Attention

Telephone Fax Email

Exhibit A to U.S. PB Agreement – Account Agreement

This account agreement (including all schedules attached hereto, this “Account Agreement”) is entered into between Customer and BNP PARIBAS SECURITIES CORP. (“BNPP PB”), on behalf of itself and as agent for the BNPP Entities.  This Account Agreement is incorporated as an exhibit to the U.S. PB Agreement (the “Agreement”) and sets forth the terms and conditions on which BNPP PB will open and maintain accounts (the “Accounts”) for cash loans and other products or services and otherwise transact business with Customer.  Certain capitalized terms used in this Agreement are defined in Section 18.
1.
Collateral Maintenance, Repayment of Financing  - The provisions of this Subsection shall apply except to the extent any such provisions contravene the Committed Facility Agreement (as defined herein) and such Committed Facility Agreement has not been terminated or  the commitment therein has not expired. Customer will at all times maintain in, and upon written (including, without limitation, via electronic mail) demand furnish to, the Accounts, or otherwise provide to the BNPP Entities in a manner satisfactory to the BNPP Entities, assets of the types and in the amounts required by the BNPP Entities in accordance with the terms of the outstanding Contracts (“Deliverable Collateral”) as follows:  if the relevant demand is made on or before 11:00 a.m. New York time on any Business Day, Customer shall meet such demand by the close of business on that Business Day; if the relevant demand is made after 11:00 a.m. New York time on any Business Day, Customer shall meet such demand by the close of business on the following Business Day; provided that, it shall not be a breach of this Agreement if (i) the failure to pay or post is caused by an error or omission of an administrative or operational nature, (ii) funds were available for Customer to pay or post, as applicable, when due, (iii) Customer has provided written proof reasonably satisfactory to BNPP PB of (i) and (ii), and (iv) such posting is made by within one (1) Business Day after such payment or posting was originally due. Upon written demand by BNPP PB, Customer shall pay to BNPP PB in immediately available U.S. funds any principal balance of, accrued unpaid interest on, and any other Obligation owing in respect of, any Account as follows:  if the relevant demand is made on or before 11:00 a.m. New York time on any Business Day, Customer shall meet such demand by the close of business on that Business Day; if the relevant demand is made after 11:00 a.m. New York time on any Business Day, Customer shall meet such demand by the close of business on the following Business Day.

2.	Security Interest -
(a)
Grant of Security Interest.  Customer hereby assigns and pledges to the BNPP Entities all Collateral, and Customer hereby grants a continuing first priority security interest therein, a lien thereon and a right of set off against any Collateral, and all such Collateral shall be subject to a general lien and a continuing first security interest, in each case securing the discharge of all Obligations and the termination of all Contracts, whether now existing or hereafter arising and irrespective of whether or not any of the BNPP Entities have made advances in connection with such Collateral, and irrespective of the number of accounts Customer may have with any of the BNPP Entities, and of which BNPP Entity holds such Collateral.

(b)
No other Liens.  All Collateral delivered to a BNPP Entity shall be free and clear of all prior liens, claims and encumbrances (other than liens solely in favor of the BNPP Entities), and Customer will not cause or allow any of the Collateral, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than security interests solely in the BNPP Entities’ favor.  Furthermore, Collateral consisting of securities shall be delivered in good deliverable form (or the BNPP Entities shall have the power to place such securities in good deliverable form) in accordance with the requirements of the primary market or markets for such securities.

(c)
Perfection.  Customer shall execute such documents and take such other actions as the BNPP Entities shall reasonably request in order to perfect the BNPP Entities’ rights with respect to any such Collateral.  Without limiting the generality of the foregoing, Customer agrees to record the security interests granted hereunder in any internal or external register of mortgages and charges maintained by or with respect to Customer under Applicable Law.  Customer shall pay the fees for any filing, registration, recording or perfection of any security interest contemplated by this Agreement and pay, or cause to be paid, from the Accounts any and all Taxes imposed on the Collateral by any authority (except such Taxes which are being diligently contested in good faith by appropriate proceedings (“Contested Taxes”)); provided Customer has provided notice in writing of the amount of any Contested Taxes; and provided further that the BNPP Entities shall adjust the value of Collateral for any Contested Taxes.  In addition, Customer appoints the BNPP Entities as Customer’s attorney-in-fact to act on Customer’s behalf to sign, seal, execute and deliver all documents, and do all acts, as may be required, or as any BNPP Entity shall determine to be advisable, to perfect the security interests created hereunder in, provide for any BNPP Entity to have control of, or realize upon any rights of any BNPP Entity in, any or all of the Collateral, as expressly permitted under this Agreement, (including without limitation as permitted under Section 8(a) herein) and/or the Committed Facility Agreement. The BNPP Entities and Customer each acknowledge and agree that each account maintained by any of the BNPP Entities to which any Collateral is credited is a “securities account” within the meaning of Article 8 of the Uniform Commercial Code, as in effect in the State of New York (the “NYUCC”), and all property and assets held in or credited from time to time to such an account (other than any commodity contract (as defined in Section 9-115 of the NYUCC) shall be treated as a “financial asset” for purposes of Article 8 of the NYUCC, provided that any such account may also be a “deposit account” (within the meaning of Section 9-102(a)(29) of the NYUCC) or a “commodity account” (within the meaning of Section 9-102(a)(14) of the NYUCC). Each BNPP Entity represents and warrants that it is a “securities intermediary” within the meaning of Article 8 of the NYUCC and is acting in such capacity with respect to each such account maintained by it.
(d)
Effect of Security Interest.  The BNPP Entities’ security interest in the Collateral shall (i) remain in full force and effect until the payment and performance in full of Customer’s Obligations, (ii) be binding upon Customer, its successors and permitted assigns, and (iii) inure to the benefit of, and be enforceable by, the BNPP Entities and their respective successors, transferees and assigns.

(e)
Contract Status.  The parties acknowledge that this Agreement and each Contract entered into pursuant to this Agreement are each a “securities contract”, “swap agreement,” “forward contract,” or “commodity contract” within the meaning of the United States Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”) and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or thereunder or contemplated hereby or thereby or made, required to be made or contemplated in connection herewith or therewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Sections 362(b)(6),(7),(17) and/or (27) and Sections 546(e), (f), (g) and/or (j) of the Bankruptcy Code. The parties further acknowledge that this Agreement is a “master netting agreement” within the meaning of the Bankruptcy Code and a “netting contract” within the meaning of the Federal Deposit Insurance Corporation Improvement Act of 1991.

3.	Maintenance of Collateral -
(a)
General.  Each BNPP Entity that holds Collateral holds such Collateral for itself and also as agent and bailee for any other applicable BNPP Entity.  Except where otherwise required by Applicable Law or where adverse regulatory capital, reserve or other similar costs (“Adverse Costs”) would thereby arise, the security interests of the BNPP Entities in any Collateral shall rank in such order of priority as the BNPP Entities may agree from time to time; provided, however, that BNPP PB shall have first priority interest in the assets that it holds other than assets held in a cash account.  In the event that any BNPP Entity is obliged by Applicable Law to maintain a first priority lien, or where such BNPP Entity would suffer Adverse Costs if it did not maintain a first priority lien, such BNPP Entity’s interest in the applicable Collateral shall have priority over that of the other BNPP Entities to the extent required to satisfy the requirements of Applicable Law or avoid such Adverse Costs.  In the event that two or more BNPP Entities are so obliged to maintain a first priority lien, or would suffer Adverse Costs if they did not maintain a first priority lien, such BNPP Entities shall determine among themselves the priority of their respective interests in the relevant Collateral.  Notwithstanding anything herein to the contrary, except as otherwise agreed among the BNPP Entities, the security interest of the BNPP Entities in any Collateral consisting of the Customer’s right, title or interest in, to or under any Contract shall be subject to any enforceable right of setoff or netting (including, without limitation, any such right granted pursuant to Section 8 hereof) that any BNPP Entity that is party to such Contract may have with respect to the obligations of the Customer to such BNPP Entity (whether arising under such Contract or any other Contract).

(b)
Transfers of Collateral between Accounts.  Customer agrees that the BNPP Entities, at any time, at any BNPP Entity’s discretion and subject to using commercially reasonable efforts to provide prior notice to Customer, may use, apply, or transfer any and all Collateral interchangeably between the BNPP Entities in any accounts in which Customer has an interest.  With respect to Collateral pledged principally to secure Obligations under any Contract, the BNPP Entities shall have the right, but in no event the obligation, to apply all or any portion of such Collateral to Customer’s Obligations to any of the BNPP Entities under any other Contract, to transfer all or any portion of such Collateral to secure Customer’s Obligations to any of the BNPP Entities under any other Contract or to release any such Collateral.  Under no circumstances shall any Collateral pledged principally to secure Obligations to any of the BNPP Entities under any Contract be required to be applied or transferred to secure Obligations to any of the other BNPP Entities or to be released if (i) any BNPP Entity determines that such transfer would render it undersecured with respect to any Obligations, (ii) an event of default has occurred with respect to Customer under any Contract or Obligation or (iii) any such application, transfer or release would be contrary to Applicable Law. The BNPP Entities shall not transfer Collateral from any account in which Customer has an interest to satisfy a deficit in another such account, unless the first account has an excess of Collateral and such transfer would not cause a deficit in the first account.

(c)
Control by BNPP Entities.  Each BNPP Entity that (i) is the securities intermediary in respect of any securities account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried, agrees that it will comply with entitlement orders originated by any other BNPP Entity with respect to any such securities account or Collateral without any further consent by Customer, (ii) is the bank in respect of any deposit account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried, agrees with Customer and each other BNPP Entity (each of whom so agrees with it) that it will comply with instructions originated by any other BNPP Entity directing disposition of the funds in such deposit account without further consent by Customer and (iii) is the commodity intermediary in respect of any commodity contract or commodity account constituting Collateral, or any commodity account to which any Collateral is credited or in which any Collateral is held or carried, agrees with Customer and each other BNPP Entity (each of whom so agrees with it) that it will apply any value on account of any such Collateral as directed by any other BNPP Entity without further consent by Customer.  Customer hereby consents to the foregoing agreements of the BNPP Entities.  Each of the BNPP Entities that is the securities intermediary, commodity intermediary or bank with respect to any such securities, commodity or deposit account or any such commodity contract represents and warrants that it has not, and agrees that it will not, agree to comply with entitlement orders, directions or instructions concerning any such account or any security entitlements, financial assets, commodity contracts or funds credited thereto or held or carried thereon that are originated by any person other than (i) a BNPP Entity or (ii) (until a BNPP Entity shall have given a “notice of sole control”) Customer.  Each BNPP Entity hereby notifies each other BNPP Entity of its security interest in, and the assignment by way of security to it of, the Collateral.  Each BNPP Entity acknowledges such notice from each other BNPP Entity and each BNPP Entity and Customer consent to the security interest granted by this Section.  For the avoidance of doubt, each BNPP Entity when not acting in its capacity as a securities intermediary agrees that it shall not issue an entitlement order unless and until an amount is owing by Customer pursuant to the terms of the Agreement or an Event of Default with respect to Customer has occurred and is continuing.

4.	Rehypothecation - See Exhibit C.
5.
Representations and Warranties  - Customer (and, if a person or entity is signing this Agreement on behalf of Customer, such person or entity) hereby represents and warrants as of the date hereof, which representations and warranties will be deemed repeated on each date on which a loan is outstanding under this Agreement, that:

(a)
Due Organization; Organizational Information.  Customer is duly organized and validly existing under the laws of the jurisdiction of its organization; Customer’s jurisdiction of organization, type of organization, place of business (if it has only one place of business) or chief executive office (if it has more than one place of business) and organizational identification number are, in each case as set forth on the cover page hereof or as shall have been notified to BNPP PB not less than 30 days prior to any change of such information; and unless Customer otherwise informs BNPP PB in writing, Customer does not have any place of business in the United Kingdom.

(b)
Non-Contravention; Compliance with Applicable Laws.  Customer is and will at all times be, in compliance with (i) Applicable Law that relates to (a) felonies, (b) fraud, (c) the conduct of Customer’s business or (d) activities related to the securities industry (except in the case of (c) or (d), where the failure to do so would not have a material adverse effect on Customer or its ability to perform under the Contracts, as reasonably determined by the BNPP Entities), (ii) all material orders and awards binding on Customer or its property, (iii) Customer’s internal documents and policies (including organizational documents) (except where such failure would not have a material adverse effect on Customer or its ability to perform under the Contracts, as reasonably determined by the BNPP Entities), and (iv) all material contracts (including this Agreement) or other instruments binding on or affecting Customer or any of its property.  Further, Customer maintains adequate controls to be reasonably assured of such compliance. Except as previously disclosed in Customer’s public filings, there are and have been no criminal or governmental enforcement proceedings, investigations, or other litigation pending or, to Customer’s knowledge,  threatened which relate to (a) felonies, (b) fraud, (c) activities related to the conduct of Customer’s business or, to Customer’s knowledge, the business of Customer’s investment advisers or (d) activities related to the security industry to which Customer or any Related Person is a party or to which any of the properties of Customer or any Related Person is subject. Further, to Customer’s knowledge the education, employment and other qualifications for the officers for the Customer in the prospectus provided to any investors or otherwise made available by the Customer are correct and complete.

(c)
Full Power.  Customer has full power and is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.  Customer has full power to enter into and engage in any and all transactions (i) in any Account with any BNPP Entity or (ii) that is subject to this Agreement.  Further, this Agreement has been duly executed and delivered by Customer, and constitutes a valid, binding and enforceable agreement of Customer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and general principles of equity.

(d)
No Consent.  No consent of any person and no authorization or other action by, and no notice to, or filing with, any governmental authority or any other person is required that has not already been obtained (i) for the due execution, delivery and performance by Customer of this Agreement; or (ii) for the exercise by any of the BNPP Entities of the rights or remedies provided for in this Agreement, including rights and remedies in respect of the Collateral.

(e)
No Prior Lien.  Customer is the lawful owner of all Collateral, free and clear of all liens, claims, encumbrances and transfer restrictions, except such as are created under this Agreement, other liens in favor of one or more BNPP Entities, and Customer will not cause or allow any of the Collateral, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than those in favor of the BNPP Entities.  No person (other than any BNPP Entity) has an interest in any Account or any other accounts of Customer with any of the BNPP Entities, any Collateral or other assets or property held therein or credited thereto or any other Collateral.  Unless Customer has notified BNPP PB to the contrary, none of the Collateral are “restricted securities” as defined in Rule 144 under the Securities Act of 1933.

(f)
ERISA.  (i) The assets used to consummate the transactions provided hereunder shall not constitute the assets of (A) an “employee benefit plan” that is subject to Part 4, Subtitle B, Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (B) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), that is subject to Section 4975 of the Code, or (C) a person or entity the underlying assets of which are deemed to include plan assets as determined under Section 3(42) of ERISA and the regulations thereunder, and (ii) either (A) the assets used to consummate the transactions provided hereunder shall not constitute the assets of a governmental plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (a “Similar Law”) or (B) the transactions hereunder do not violate any applicable Similar Law. Customer will notify BNPP PB (1) if Customer is aware in advance that it will breach the foregoing representation and warranty (the “Representation”), reasonably in advance of it breaching the Representation, or (2) promptly upon becoming aware that it is in breach of the Representation. If Customer provides such notice or if BNPP PB is aware that Customer is in breach or will be in breach of the Representation, upon a BNPP Entity’s written request, Customer will terminate any or all transactions under this Agreement (x) if Customer gave advance notice that it would breach the Representation, prior to breaching the Representation, (y) if Customer gave no notice but BNPP PB is aware that Customer will be in breach of the Representation, prior to breaching the Representation (unless Customer avoids the occurrence of such breach) or, (z) if Customer is in breach of the Representation, immediately.

(g)
Market Timing.  Customer does not presently engage in and will not engage in any Market-Timing Trading Activity, and Customer will not use the proceeds of any financing in furtherance of any Market-Timing Trading Activity.  Customer will not use the proceeds of any financing to invest, whether directly or indirectly, in Market-Timing Investment Entities.  To the extent that Customer learns that Customer has invested in a Market-Timing Investment Entity, Customer shall immediately notify BNPP PB of such investment, including the name of each such Market-Timing Investment Entity and the amount of the investment, as well as Customer’s plan to divest Customer’s investment in such entity in a timely manner, and Customer shall immediately commence such divestment and complete the same in a timely manner.

(h)
Information Provided by Customer; Financial Statements.U  Any information provided by Customer to any BNPP Entity in connection with this Agreement is correct and complete, in all material respects, and Customer agrees promptly to notify the relevant BNPP Entity if there is any material change with respect to any such information.  Customer’s financial statements or similar documents previously or hereafter provided to the BNPP Entities (i) do or will fairly present the financial condition of Customer as of the date of such financial statements and the results of its operations for the period for which such financial statements are applicable, (ii) have been prepared in accordance with generally accepted accounting principles consistently applied and, (iii) if audited, have been certified without reservation by a firm of independent public accountants. Customer will promptly furnish to the relevant BNPP Entity any information (including financial information) about Customer upon such BNPP Entity’s reasonable request.

(i)
Anti-Money Laundering.  To the best of Customer’s knowledge, none of Customer, any person controlling or controlled by Customer, or any person for whom Customer acts as agent or nominee in connection herewith is:  (i) an individual or entity, country or territory, that is named on a list issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or an individual or entity that resides, is organized or chartered, or has a place of business, in a country or territory subject to OFAC’s various sanctions/embargo programs; (ii) a resident in, or organized or chartered under the laws of (A) a jurisdiction that has been designated by the Secretary of the Treasury under the USA PATRIOT Act as warranting special measures and/or as being of primary money laundering concern, or (B) a jurisdiction that has been designated as non-cooperative with international anti-money laundering principles by a multinational or inter-governmental group such as the Financial Action Task Force on Money Laundering (“FATF”) of which the United States is a member; (iii) a financial institution that has been designated by the Secretary of the Treasury as warranting special measures and/or as being of primary money laundering concern; (iv) a “senior foreign political figure,” or any “immediate family” member or “close associate” of a senior foreign political figure, in each case within the meaning of Section 5318(i) of Title 31 of the United States Code or regulations issued thereunder; or (v) a prohibited “foreign shell bank” as defined in Section 5318(j) of Title 31 of the United States Code or regulations issued thereunder, or a U.S. financial institution that has established, maintains, administers or manages an account in the U.S. for, or on behalf of, a prohibited “foreign shell bank”.

BNPP PB hereby represents and warrants as of the date hereof, which representations and warranties will be deemed repeated on each date on which this Agreement is in effect, that:
(x) BNPP PB is duly organized and validly existing under the laws of the jurisdiction of its organization;
(y) BNPP PB has full power and is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.  BNPP PB has full power to enter into and engage in any and all transactions (i) in any Account or (ii) that is subject to this Agreement.  Further, this Agreement has been duly executed and delivered by BNPP PB, and constitutes a valid, binding and enforceable agreement of BNPP PB, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and general principles of equity; and
(z) To the best of its knowledge, no consent of any person and no authorization or other action by, and no notice to, or filing with, any governmental authority or any other person is required that has not already been obtained for the due execution, delivery and performance by BNPP PB of this Agreement.
6.	Short Sales - Customer agrees to comply with Applicable Law relating to short sales, including but not limited to any requirement that Customer designate a sale as “long” or “short”.
7.
No Obligation  - Customer agrees that BNPP PB shall be under no obligation to effect or settle any trade on behalf of Customer and that BNPP PB reserves the right at any time to place a limit on the type or size of transactions which are to be settled and cleared by BNPP PB.  For the avoidance of doubt, no BNPP Entity is required to extend, renew or “roll-over” any Contract or transaction including, but not limited to, any Contract executed on an “open” basis or demand basis with Customer, notwithstanding past practice or market custom.

8.	Events of Default; Setoff -
(a)
Events of Default.  The Events of Default described in clauses (i) through (iii) below shall apply only to the extent the Committed Facility Agreement has been terminated or the commitment therein has expired, as a result of a Facility Termination Event (as defined therein), a Funding Event (as defined therein) or otherwise. (i) In the event of default by Customer on any Obligation under any transaction or contract or a default, event of default, declaration of default, termination event, exercise of default remedies, or other similar condition or event under any transaction or contract (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event or Specified Condition under an ISDA Master Agreement between Customer and any BNPP Entity, affiliate of a BNPP Entity or a third party entity, if applicable) in respect of Customer or any guarantor or credit support provider of Customer, (ii) if Customer shall become bankrupt, insolvent, or subject to any bankruptcy, reorganization, insolvency or similar proceeding or all or substantially all its assets become subject to a suit, levy, enforcement, or other legal process where a secured party maintains possession of such assets, has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, has a secured party take possession of all or substantially all its assets, or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts, or (iii) if any representation or warranty made or deemed made by Customer under the Agreement proves false or misleading when made or deemed made (each of the foregoing, an “Event of Default”), the BNPP Entities are hereby authorized, in their discretion, to take Default Action.  If a BNPP Entity elects to sell any Collateral, buy in any property, or cancel any orders upon an Event of Default, such sale, purchase or cancellation may be made on the exchange or other market where such business is then usually transacted, or at public auction or at private sale, and, to the extent permitted by applicable law, without advertising the same and without any notice of the time or place of sale to Customer or to the personal representatives of Customer, and without prior tender, demand or call of any kind upon Customer or upon the personal representatives of Customer, all of which are expressly waived. The BNPP Entities may purchase or sell the property to or from any BNPP Entity or third parties in whole or in any part thereof free from any right of redemption, and Customer shall remain liable for any deficiency.  A prior tender, demand or call of any kind from the BNPP Entities, or prior notice from the BNPP Entities, of the time and place of such sale or purchase shall not be considered a waiver of the BNPP Entities’ right to sell or buy any Collateral at any time as provided herein.

(b)
Close-out.  Upon the Close-out of any Contract, the Close-out Amount for such Contract shall be due and payable by the relevant party thereto..  If, however, Applicable Law would stay or otherwise impair the enforcement of the provisions of this Agreement or any Contract upon the occurrence of an insolvency related Close-out or Event of Default, then Close-out shall automatically occur immediately prior to the occurrence of such insolvency related Close-out or Event of Default.

(c)
Setoff.  Upon the occurrence and during the continuation of an event of default or similar event under a Contract, the BNPP Entities are hereby authorized, in their discretion, to set off and otherwise apply any and all of the obligations of any and all BNPP Entities then due to Customer against any and all Obligations of Customer then due to such BNPP Entities (whether at maturity, upon acceleration or termination or otherwise).  Without limiting the generality of the foregoing, upon the occurrence of the Close-out of any Contract, each BNPP Entity shall have the right to net the Close-out Amounts due from it to Customer and from Customer to it, so that a single settlement payment (the “Net Payment”) shall be payable by one party to the other, which Net Payment shall be immediately due and payable (subject to the other provisions hereof and of any Contract); provided that if any Close-out Amounts may not be netted against all other Close-out Amounts, such excluded Close-out Amounts shall be netted among themselves to the fullest extent permitted under Applicable Law.  Upon the occurrence of a Close-out, each BNPP Entity may also (i) liquidate, apply and set off any or all Collateral against any Net Payment, payment, or Obligation owed to it or any other BNPP Entity under any Contract and (ii) set off and net any Net Payment, payment or obligation owed by it or any other BNPP Entity under any Contract against (x) any or all collateral or margin (or the Cash value thereof) posted by it or any other BNPP Entity to Customer under any Contract and (y) any Net Payment, payment or Obligation owed by Customer to any BNPP Entity (whether mature or unmatured, fixed or contingent, liquidated or unliquidated).

(d)
Reinstatement of Obligations.  If the exercise of any right to reduce and set-off pursuant to this Agreement shall be avoided or set aside by a court or shall be restrained, stayed or enjoined under Applicable Law, the obligations in respect thereof shall be reinstated or, in the event of restraint, stay or injunction, preserved in at least the amounts as of the date of restraint, stay or injunction between the applicable BNPP Entities, on the one hand, and Customer on the other, until such time as such restraint, stay or injunction shall no longer prohibit exercise of such right.

(e)
BNPP Entity Consent.  No BNPP Entity shall make any payment to Customer in respect of a Close-Out Amount without the consent of each other BNPP Entity that has a security interest in such Close-Out Amount; provided that nothing herein shall excuse or diminish the obligation of the applicable BNPP Entity to make the required payment to Customer (taking into account any amounts that Customer may owe other BNPP Entities).

9.	Indemnity -
(a)
General.  Customer agrees, subject to Section 10(c) hereof, to indemnify and hold the BNPP Entities harmless from and fully reimburse the BNPP Entities for any Indemnified Losses.  The indemnities under this Section 9 shall be separate from and in addition to any other indemnity under any Contract.

(b)
Delivery Failures.  In case of the sale of any security, commodity, or other property by the BNPP Entities at the direction of Customer and the BNPP Entities’ inability to deliver the same to the purchaser by reason of failure of Customer to supply the BNPP Entities therewith, Customer authorizes the BNPP Entities to borrow or purchase any such security, commodity, or other property to the extent necessary to make delivery thereof.  Customer hereby agrees to be responsible for any cost, expense or loss which the BNPP Entities may actually sustain thereby.

10.	Limitation of Liability -
(a)
General.  None of the BNPP Entities, nor any of their respective officers, directors, employees, agents or counsel, shall be liable for any action taken or omitted to be taken by any of them hereunder or in connection herewith and no BNPP Entity shall be liable for any error of judgment made by it in good faith, in each case except for the gross negligence or willful misconduct of the applicable BNPP Entity.  The BNPP Entities may consult with legal counsel and any action taken or suffered in good faith in accordance with the advice of such counsel shall be full justification and protection to them.

(b)
Third Parties.  The BNPP Entities may execute any of their duties and exercise their rights hereunder by or through agents (which may include affiliates) or employees.  None of the BNPP Entities shall be liable for the acts or omissions of any subcustodian or other agent selected by it with reasonable care.  All transactions effected with a third party for Customer shall be for the account of Customer and the BNPP Entities shall have no responsibility to Customer or such third party with respect thereto.  Nothing in this Agreement shall create, or be deemed to create, any third party beneficiary rights in any person or entity (including any investor or adviser of Customer), other than the BNPP Entities.

(c)
No Liability for Indirect, Consequential, Exemplary or Punitive Damages; Force Majeure. In no event shall any party hereto be held liable for indirect, consequential, exemplary or punitive damages.  In no event shall the BNPP Entities be held liable for any loss of any kind caused, directly or indirectly, by any Force Majeure Event.

11.	Taxes -
(a)
Withholding Tax.  Except as required by Applicable Law, each payment by Customer and all deliveries of Deliverable Collateral or Collateral under this Agreement shall be made, and the value of any Deliverable Collateral or Collateral shall be calculated, without withholding or deducting any Taxes.  If any Taxes are required to be withheld or deducted, Customer shall pay such additional amounts as necessary to ensure that the actual net amount received by the BNPP Entities is equal to the amount that the BNPP Entities would have received had no such withholding or deduction been required.  Customer will provide the BNPP Entities with any forms or documentation reasonably requested by the BNPP Entities in order to reduce or eliminate withholding tax on payments made to Customer with respect to this Agreement.  The BNPP Entities are hereby authorized to withhold Taxes from any payment in delivery made hereunder and remit such Taxes to the relevant taxing authorities to the extent required by Applicable Law.

(b)
Qualified Dividends.  Customer acknowledges that, with respect to the reduced U.S. federal income tax rate that applies to dividends received from U.S. corporations and certain foreign corporations by individuals who are citizens or residents of the United States, (i) the individual must satisfy applicable holding period requirements in order to be eligible for the reduced tax rate; (ii) the reduced tax rate does not apply to substitute or “in lieu” dividend payments paid to shareholders by broker-dealers under cash lending or securities lending arrangements which permit the broker-dealers to borrow securities from investors; and (iii) the reduced tax rate may not apply to dividends received from certain corporations, including money market funds, bond mutual funds, and Real Estate Investment Trusts.  Customer further acknowledges that although Customer may receive from BNPP PB a Form 1099-DIV indicating which dividends may qualify for the reduced tax rate, as required by applicable rules, Customer is responsible for determining which dividends qualify for the reduced tax rate based on Customer’s own tax situation.

(c)
Income and Other Taxes.  Except as otherwise expressly stated herein or in the applicable Contract:  (i) the BNPP Entities have no obligation or responsibility to Customer with respect to the accounting or reporting of income or other taxes with respect to the execution, delivery and performance of this Agreement, each related agreement and each transaction hereunder or thereunder (for the sake of clarity, including without limitation, with respect to any related margin lending agreement and each related transaction) (each a “Transaction”), including, without limitation, unrelated business taxable income under section 514 of the Code; and (ii) Customer shall alone be responsible for the payment of any and all taxes and related penalties, interests and costs arising from or relating to the Transactions.  Customer represents and warrants, on and as of the date hereof and each date any Transaction remains outstanding, that Customer has in place policies and procedures necessary to ensure proper accounting and reporting of any and all taxation of the Customer and/or Accounts in connection with the Transactions.

12.	Notices; Instructions -
(a)
Notices.  All notices and other communications provided hereunder shall be (i) in writing (including, for avoidance of doubt, electronic mail) and delivered to the address of the intended recipient specified on the cover page hereof or to such other address as such intended recipient may provide in writing or (ii) posted onto the website maintained by the BNPP Entities for Customer or (iii) in such other form agreed to by the parties.  All communications sent to Customer, shall be deemed delivered to Customer as of (x) the date sent, if sent via facsimile, email or posted onto the Internet, (y) the date the messenger arrives at Customer’s address as set forth on the signature page hereof, if sent via messenger; or (z) the next Business Day if sent via mail, in each case, whether actually received or not.  Failure by Customer to object in writing to any communication within five Business Days of delivery shall be deemed evidence, in the absence of manifest error, that such communication is complete and correct.

(b)
Instructions.  Notwithstanding anything to the contrary, Customer agrees that the BNPP Entities may rely upon any authorized instructions or any notice, request, waiver, consent, receipt or other document which the BNPP Entities reasonably believe to be genuine and transmitted by authorized persons.

13.
BNPP Entities Are Not Advisers or Fiduciaries  - Customer represents that it is capable of assessing the merits (on its own behalf or through independent professional advice), and understands and accepts, the terms and conditions set forth in this Agreement and any transaction it may undertake with the BNPP Entities.  Customer acknowledges that (a) none of the BNPP Entities is (i) acting as a fiduciary for or an adviser to Customer in respect of this Agreement or any transaction it may undertake with the BNPP Entities; (ii) advising it, performing any analysis, or making any judgment on any matters pertaining to the suitability of any transaction, or (iii) offering any opinion, judgment or other type of information pertaining to the nature, value, potential or suitability of any particular investment or transaction, (b) the BNPP Entities do not guarantee or warrant the accuracy, reliability or timeliness of any information that the BNPP Entities may from time to time provide or make available to Customer and (c) the BNPP Entities may take positions in financial instruments discussed in the information provided Customer (which positions may be inconsistent with the information provided) and may execute transactions for themselves or others in those instruments and may provide investment banking and other services to the issuers of those instruments or with respect to those instruments.  Customer agrees that (x) it is solely responsible for monitoring compliance with its own internal restrictions and procedures governing investments, trading limits and manner of authorizing investments, and with the Applicable Law affecting its authority and ability to trade and invest and (y) in no event shall a BNPP Entity undertake to assess whether a Contract or transaction is appropriate or legal for Customer.

14.	Litigation in Court, Sovereign Immunity, Service -
(a)
ANY LITIGATION BETWEEN CUSTOMER AND THE BNPP ENTITIES OR INVOLVING THEIR RESPECTIVE PROPERTY MUST BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS.  EACH PARTY HEREBY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)	ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM OR OTHER LEGAL ACTION IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT.
(c)
EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY WAIVES WITH RESPECT TO ITSELF AND ITS REVENUES AND ASSETS (IRRESPECTIVE OF THEIR USE OR INTENDED USE) ALL IMMUNITY ON THE GROUNDS OF SOVEREIGNTY OR SIMILAR GROUNDS FROM (I) SUIT, (II) JURISDICTION OF ANY COURT, (III) RELIEF BY WAY OF INJUNCTION, ORDER FOR SPECIFIC PERFORMANCE, OR RECOVERY OF PROPERTY, (IV) ATTACHMENT OF ITS ASSETS (WHETHER BEFORE OR AFTER JUDGMENT) AND (V) EXECUTION OR ENFORCEMENT OF ANY JUDGMENT TO WHICH IT OR ITS REVENUES OR ASSETS MIGHT OTHERWISE BE ENTITLED IN ANY ACTIONS OR PROCEEDINGS IN SUCH COURTS, AND IRREVOCABLY AGREES THAT IT WILL NOT CLAIM SUCH IMMUNITY IN ANY SUCH ACTIONS OR PROCEEDINGS.

(d)
CUSTOMER HEREBY CONSENTS TO PROCESS BEING SERVED BY ANY BNPP ENTITY ON CUSTOMER IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE SPECIFIED IN CLAUSE (a) ABOVE BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED AIRMAIL, POSTAGE PRE-PAID, TO CUSTOMER AT THE ADDRESS SET FORTH AFTER CUSTOMER’S SIGNATURE ABOVE; SUCH SERVICE SHALL BE DEEMED COMPLETED AND EFFECTIVE AS FROM 30 DAYS AFTER SUCH MAILING.  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

15.
Applicable Law, Enforceability - THIS AGREEMENT, ITS ENFORCEMENT, ANY CONTRACT (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY THEREIN), AND ANY DISPUTE BETWEEN THE BNPP ENTITIES AND CUSTOMER, WHETHER ARISING OUT OF OR RELATING TO CUSTOMER’S ACCOUNTS OR OTHERWISE INCIDENTAL TO SUCH ACCOUNTS OR THIS AGREEMENT, SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK.  The parties hereto further agree that (i) the securities intermediary’s jurisdiction, within the meaning of Section 8-110(e) of the NYUCC, in respect of any securities account constituting Collateral or to which any Collateral is credited or in which any Collateral is held or carried and in respect of any Collateral consisting of security entitlements; (ii) the bank’s jurisdiction, within the meaning of Section 9-304(b) of the NYUCC, in respect of any deposit account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried; and (iii) the commodity intermediary’s jurisdiction, within the meaning of Section 9-305(b) of the NYUCC, in respect of any commodity account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried and in respect of any Collateral consisting of commodity contracts, is the State of New York and agree that none of them has or will enter into any agreement to the contrary.  Customer and BNPP PB agree that, in respect of any Account maintained by BNPP PB, the law applicable to all the issues specified in Article 2(1) of the “Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (Hague Securities Convention)” is the law in force in the State of New York and agree that none of them has or will enter into any agreement to the contrary.

16.	Modification; Termination; Assignment -
(a)	Modification. Any modification of the terms of this Agreement must be made in writing and executed by the parties to this Agreement.
(b)
Termination.  Subject to the Committed Facility Agreement, either BNPP PB or Customer may terminate this Agreement upon delivery of written notice to the other party, provided that Customer’s termination notice is only effective if it is accompanied by instructions as to the transfer of all property held in the Accounts.  Sections 8, 9, 10, 14 and 15 shall survive any termination and Sections 2 and 3 and each representation made hereunder shall survive any termination until such time as no assets remain in the Accounts.

(c)
Assignment.  BNPP PB may assign its rights hereunder or any interest herein or under any other Contract (i) to BNP Paribas or any entity guaranteed by BNP Paribas, upon written notice to Customer, (ii) in connection with a sale or transfer of its prime brokerage business, upon 30 days prior written notice to Customer, or (iii) otherwise, with the consent of Customer. Customer may not assign its rights under or any interest in (i) any Contract without the prior written consent of BNPP PB and each BNPP Entity that is a party thereto or (ii) this Agreement, including without limitation its right to any Close-Out Amount, without the prior written consent of each BNPP Entity.  Any attempted assignment by Customer in violation of this Agreement shall be null, void and without effect.

17.	Miscellaneous -
(a)
Fees.  The provisions of this Subsection shall apply except to the extent any such provisions contravene the Committed Facility Agreement and such Committed Facility Agreement has not been terminated or the commitment therein has not expired.. Customer agrees to pay all brokerage commissions, markups or markdowns in connection with the execution of transactions and other fees for custody and other services rendered to Customer as determined by BNPP PB.  Customer authorizes the BNPP Entities to pay themselves for fees, commissions, markups and other charges, expenses and Obligations otherwise reimbursable or payable by Customer to such BNPP Entity from any Account.  Notwithstanding anything to the contrary, no fees shall be due and payable by Customer unless they have been notified to Customer in advance in writing (including electronically or via web portal) or through a digital interface used to place and review orders hereunder.

(b)
Contingency.  The fulfillment of the obligations of a BNPP Entity to Customer under any Contract is contingent upon there being no repudiation, Event of Default or Default (as defined in the Committed Facility Agreement), by Customer which has occurred and is continuing under any Contract.

(c)
Conversion of Currencies.  The BNPP Entities shall have the right to convert currencies to the extent necessary in connection with the effecting of transactions and the exercise of any of their rights hereunder in a commercially reasonable manner.

(d)
Truth-in-Lending Statement.  Customer hereby acknowledges receipt of a Truth-in-Lending disclosure statement.  Subject to the Committed Facility Agreement (unless such agreement has been terminated or the commitment therein has expired), interest will be charged on any debit balances in the Accounts in accordance with the methods described in such statement or in any amendment or revision thereto which may be provided to Customer.  Any debit balance which is not paid at the close of an interest period will be added to the opening balance for the next interest period.

(e)
Federal Deposit Insurance Corporation.  Unless explicitly stated otherwise, transactions hereunder and funds held in the Accounts (i) are not insured by the Federal Deposit Insurance Corporation or any government agency, (ii) are not deposits or obligations of, or guaranteed by, BNP Paribas or any other bank; and (iii) involve market and investment risks, including possible loss of the principal amount invested.

(f)
USA Patriot Act Disclosure.  BNPP PB, like all financial institutions, is required by Federal law to obtain, verify and record information that identifies each customer who opens an account with BNPP PB.  When Customer opens an account with BNPP PB, BNPP PB will ask for Customer’s name, address, date of birth, government-issued identification number and/or other information that will allow BNPP PB to form a reasonable belief as to Customer’s identity, such as documents that establish legal status.

(g)
Anti-Money Laundering.  Customer understands and acknowledges that the BNPP Entities are, or may in the future become, subject to money laundering statutes, regulations and conventions of the United States or other international jurisdictions, and Customer agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by any BNPP Entity for the purpose of carrying out due diligence as may be required by Applicable Law.  Customer agrees that it will provide the BNPP Entities with such information as any BNPP Entity may reasonably require to comply with applicable anti-money laundering laws or regulations.  Customer understands, acknowledges and agrees that to the extent permitted by Applicable Law, any BNPP Entity may provide information, including confidential information, to the Financial Crimes Enforcement Network, a bureau of the U.S. Department of the Treasury, or any other agency or instrumentality of the U.S. Government, or as otherwise required by Applicable Law, in connection with a request for information on behalf of a U.S. federal law enforcement agency investigating terrorist activity or money laundering.
(h)
Money Market Funds.  Customer agrees that with respect to transactions effected in shares of any money market fund and any other transactions listed in Rule 10b-10(b)(1) of the Exchange Act, BNPP PB or another BNPP Entity may provide Customer with a monthly or quarterly written statement pursuant to Rule 10b-10(b) of the Exchange Act in lieu of an immediate confirmation.

(i)
No Waivers.  No failure or delay in exercising any right, or any partial exercise of a right will operate as a waiver of the full exercise of that right.  The rights provided in the Contracts are cumulative and not exclusive of any rights provided by law.

(j)
Counterparts.  This Agreement may be executed by the parties hereto in any number of counterparts, each of which when so executed and delivered will be an original, but all of which counterparts will together constitute one and the same instrument.

(k)
Integration; Severability.  This Agreement supersedes all prior agreements as to matters within its scope.  To the extent this Agreement contains any provision which is inconsistent with provisions in any other Contract or agreement between Customer and any of the BNPP Entities, or of which Customer is a beneficiary, the provisions of this Agreement shall control except if such other Contract explicitly states that it is intended to supersede this Agreement by name, in which case such other Contract shall prevail.  If any provision of this Agreement is or becomes inconsistent with Applicable Law, that provision will be deemed modified or, if necessary, rescinded in order to comply.  All other provisions of this Agreement shall remain in full force and effect.  To the extent that this Agreement is not enforceable as to any Contract, this Agreement shall remain in full force and effect and be enforceable in accordance with its terms as to all other Contracts.

(l)
Master Agreement.  This Agreement, together with each Contract and any supplements, modifications or amendments hereto or thereto, shall constitute a single business and contractual relationship among the parties with respect to the subject matter hereof.

(m)	Captions. Section designations and captions are provided for convenience of reference, do not constitute a part of this Agreement, and are not to be considered in its interpretation.
(n)
Recording of Conversations.  Customer is aware that the BNPP Entities may record conversations between any of them and Customer or Customer’s representatives relating to the matters referred to in this Agreement and Customer has no objection and hereby agrees to such recording.

(o)
Proxy Disclosures.  Any attempt to vote securities will be void to the extent that such securities are not in the possession or control of either BNPP PB or a BNPP Entity, including (i) securities not yet delivered to BNPP PB or a BNPP Entity, (ii) securities purchased and not paid for by settlement date, and (iii) securities that either BNPP PB or a BNPP Entity has hypothecated, re-hypothecated, pledged, re-pledged, sold, lent or otherwise transferred.  Please be advised that for the purposes of proxy voting, Customer will not be notified that the securities are not in either BNPP PB or a BNPP Entity’s possession or control.  Furthermore, neither BNPP PB nor any other  BNPP Entity will notify Customer that a vote was void.

(p)
SIPC. BNPP PB is a member of the Securities Investor Protection Corporation (“SIPC”) through which customer accounts are protected in the event of a broker-dealer’s insolvency up to $500,000, including a maximum of $100,000 for free cash balances. Neither SIPC nor the additional coverage is the same as or a substitute for FDIC deposit insurance, and they do not protect against declines in the market value of your securities. If you would like to contact the SIPC to obtain a SIPC brochure or to obtain other information about SIPC, you may call SIPC directly at (202) 371-8300 or visit the SIPC website at www.sipc.org.

18.	Certain Definitions -
(a)
“Applicable Law” means all applicable laws, rules, and regulations, including, without limitation, those of all U.S. and non-U.S., federal, state and local governmental authorities, self-regulatory organizations, markets, exchanges and clearing facilities, in all cases where applicable.

(b)	“BNPP Entities” means BNP Paribas, BNP Paribas Prime Brokerage International, Ltd. and BNP Paribas Securities Corp.
(c)	“Business Day” means any day other than a Saturday, Sunday or other day on which the New York Stock Exchange is closed.
(d)	“Close-out” means the termination, cancellation, liquidation, acceleration, or other similar action with respect to all transactions under one or more Contracts.
(e)
“Close-out Amount” means with respect to each Contract, the amount (expressed in U.S. Dollars or the U.S. Dollar Equivalent) calculated as payable by one party to the other upon Close-out of such Contract determined in accordance with the provisions of such Contract, or if no such provisions are specified, by following such procedures as the BNPP Entities determine in good faith are commercially reasonable and in accordance with industry practice.

(f)
“Collateral” means all right, title and interest of Customer in and to (i) each deposit, custody, securities, commodity or other account maintained by Customer with any of the BNPP Entities (including, but not limited to, any or all Accounts); (ii) any cash, securities, commodity contracts, general intangibles and other property which may from time to time be deposited, credited, held or carried in any such account, that is due to Customer from any of the BNPP Entities, or that is delivered to or in the possession or control of any of the BNPP Entities or any of the BNPP Entities’ agents and all security entitlements with respect to any of the foregoing; (iii) all of Customer’s right, title or interest in, to or under any Contract, including obligations owed by any of the BNPP Entities (after any netting or set off, in each case to the extent enforceable, of amounts owed under such Contract); (iv) all of Customer’s security interests (or similar interests) in any property of any BNPP Entity securing any BNPP Entity’s obligations to Customer under any Contract; (v) any property of

Customer in which any of the BNPP Entities is granted a security interest under any Contract or otherwise (howsoever held); (vi) all income and profits on any of the foregoing, all dividends, interest and other payments and distributions with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, including any voting rights and any redemption rights, and any substitutions for any of the foregoing; and (vii) all proceeds of any of the foregoing, in each case whether now existing or owned by Customer or hereafter arising or acquired.

(g)
“Contract” means this Agreement, the Committed Facility Agreement between the Customer and BNPP PB (as amended from time to time, the “Committed Facility Agreement”) dated as of the date hereof, and the Special Custody and Pledge Agreement between Customer, BNPP PB and The Bank of New York Mellon (or any successor custodian, the “Custodian”) (as amended from time to time, the “Special Custody and Pledge Agreement”), including in each case, the schedules, exhibits, and appendices thereto.

(h)
“Default Action” means (i) to terminate, liquidate and accelerate any Contract, (ii) to exercise any right under any security relating to any Contract, (iii) to net or set off payments which may arise under any Contract or other agreement or under Applicable Law, (iv) to cancel any outstanding orders for the purchase or sale or borrowing or lending of any securities or other property, (v) to sell, apply or collect on any or all of the Collateral (either individually or jointly with others), (vi) to buy in any securities, commodities or other property of which any Account of Customer may be short, and (vii) to exercise any rights and remedies available to a secured creditor under any Applicable Law or under the NYUCC (whether or not the NYUCC is otherwise applicable in the relevant jurisdiction).

(i)
“Force Majeure Event” means government restrictions, exchange or market actions or rulings, suspension of trading, war (whether declared or undeclared), terrorist acts, insurrection, riots, fires, floods, strikes, failure of utility or similar services, accidents, adverse weather or other events of nature (including but not limited to earthquakes, hurricanes and tornadoes) and any other conditions beyond the BNPP Entities’ control and any event where any communications network, data processing system or computer system used by any of the BNPP Entities or Customer or by any relevant market participants is rendered wholly or partially inoperable.

(j)
“Indemnified Losses” means any loss, claim, damage, liability, penalty, fine or excise tax (including any reasonable legal fees and expenses relating to any action, proceeding, investigation and preparation therefor) when and as incurred by the BNPP Entities (i) pursuant to authorized instructions received by the BNPP Entities’ from Customer or its agents, (ii) as a consequence of a breach by Customer of any covenant, representation or warranty hereunder, (iii) in settlement of any claim or litigation relating to BNPP Entities’ acting as agent for Customer or (iv) in connection with or related to any Account, this Agreement, any Contract, any transactions hereunder or thereunder, any activities or services of the BNPP Entities in connection with this Agreement or otherwise (including, without limitation, (A) any technology services, reporting, trading, research or capital introduction services or (B) any DK or disaffirmance of any transaction hereunder).  “Indemnified Losses” shall (x) include without limitation any damage, loss, cost and expense that is incurred to put the BNPP Entities in the same economic position as they would have been in had a default (howsoever defined) under any Contract not occurred, or that arises out of any other commitment any BNPP Entity has entered into in connection with or as a hedge in connection with any transaction in relation to any Contract or related to an effort to mitigate any resulting loss to which any BNPP Entity is exposed because of a default (howsoever defined) under any Contract and (y) not include any losses of a BNPP Entity resulting directly from such BNPP Entity’s gross negligence or willful misconduct.

(k)	“Market-Timing Investment Entities” means hedge funds, private investment funds or other companies or partnerships that engage in Market Timing Trading Activity.
(l)
“Market-Timing Trading Activity” means (i) purchasing and selling, or exchanging, mutual fund or similar investment units to exploit short-term differentials in the prices of such funds or similar units and their underlying assets, and similar trading strategies or (ii) purchasing and selling, or exchanging mutual fund or similar investment units more than twice within a thirty-day period.  Notwithstanding the above, the following shall not constitute “Market-Timing Trading Activity”:  (x) trading of money market funds, short-term bond funds or exchange-traded funds or (y) trading of mutual funds in the manner consistent with such fund’s prospectus or other offering documents.

(m)
“Obligations” means any and all obligations of Customer to any BNPP Entity arising at any time and from time to time under or in connection with any Contract (including but not limited to obligations to deliver or return Deliverable Collateral or other assets or property (howsoever described) under or in connection with any such Contract), in each case whether now existing or hereafter arising, whether or not mature or contingent.

(n)
“Related Person” means principals, directors and officers (in such official capacity as principal, director or officer, as the case may be) of (i) Customer, (ii) Customer’s investment manager or (iii) any person or entity for which Customer’s investment manager acts as investment manager.

(o)	“Special Custody Account” means the Custody Account, as defined in the Special Custody and Pledge Agreement between BNPP PB, Customer and The Bank of New York Mellon.
(p)	“Taxes” means any taxes, levies, imposts, duties, charges, assessments or fees of any nature, including interest, penalties and additions thereto that are imposed by any taxing authority.
(q)	“U.S. Dollar Equivalent” of an amount, as of any date, means: in respect of any amount denominated in a currency, including a composite currency, other than

U.S. Dollars (an “Other Currency”), the amount expressed in U.S. Dollars, as determined by the BNPP Entities, that would be required to purchase such amount (where the BNPP Entities would require Customer to deliver such Other Currency in connection with a Contract) or would be received for the sale of such amount of such Other Currency (where the BNPP Entities would deliver such Other Currency to Customer in connection with a Contract), as of such date at the rate equal to the spot exchange rate of a foreign exchange agent (selected in good faith by the BNPP Entities) at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) or such later time as the BNPP Entities in their reasonable discretion shall determine.

19.	Software -
(a)
License; Use.  Upon any BNPP Entity’s delivering to Customer, or making available for use by Customer, any computer software or application, as such may be delivered, made available, and modified by any BNPP Entity from time to time in its sole discretion (the “Software”), the BNPP Entities grant to Customer a personal, non-transferable and non-exclusive license to use the Software solely for Customer’s own internal and proper business purposes and not in the operation of a service bureau or other business outside of or in addition to Customer’s ordinary course of business.  The Software includes all associated “Information” as that term is used in this Section.  The Software may include trade blotter functions, capital accounting functions, interfaces with other systems and accounting functions, a Customer website, and other software or communication or encryption systems that may be developed from time to time.  Except as set forth herein, no license or right of any kind is granted to Customer with respect to the Software.

(b)
Ownership.  Customer acknowledges that the BNPP Entities and their suppliers retain and have title and exclusive proprietary rights to the Software, including any trade secrets or other ideas, concepts, know-how, methodologies, or information incorporated therein and the exclusive rights to any copyrights, trademarks and patents (including registrations and applications for registration of either), or other statutory or legal protections available in respect thereof.  Customer further acknowledges that all or a part of the Software may be copyrighted or trademarked (or a registration or claim made therefore) by a BNPP Entity or its suppliers.  Customer may not remove any statutory copyright notice or other notice included in the Software or on any media containing the Software.  Customer shall not take any action with respect to the Software inconsistent with the foregoing acknowledgments.

(c)
Limitation on Reverse Engineering, Decompilation and Disassembly.  Customer shall not, nor shall it attempt to decompile, disassemble, reverse engineer, modify, or create derivative works from the Software.

(d)
Transfer.  Customer may not, directly or indirectly, sell, rent, lease or lend the Software or provide any of the Software or any portion thereof to any other person or entity without the BNPP Entities’ prior written consent.   Customer may not copy or reproduce except to create a backup copy or to move the Software to a different computer.

(e)
Upgrades.  The Software includes all updates or supplements to the Software and this Section 19 applies to all such updates or supplements, unless the BNPP Entities provide other terms along with the update or supplement.

(f)
Equipment.  Customer shall obtain and shall maintain all equipment, software and services, including but not limited to computer equipment and telecommunications services, necessary for it to use the Software, and the BNPP Entities shall not be responsible for the reliability or availability of any such equipment, software or services.

(g)
Proprietary Information.  The Software, any database and any proprietary data, processes, information and documentation made available to Customer (other than those that are or become part of the public domain or are legally required to be made available to the public) (collectively, the “Information”), are the exclusive and confidential property of the BNPP Entities or their suppliers.  Customer shall keep the Information confidential by using the same care and discretion that Customer uses with respect to its own confidential property and trade secrets, but not less than reasonable care.  Upon termination of the Account Agreement, the PB Terms or the Software license granted herein for any reason, Customer shall return to the BNPP Entities any and all copies of the Information that are in its possession or under its control.

(h)	Support Services. Other than the assistance provided in the Information, the BNPP Entities do not offer any support services in connection with the Software.
(i)
DISCLAIMER OF WARRANTIES.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BNPP ENTITIES AND THEIR SUPPLIERS PROVIDE THE SOFTWARE TO CUSTOMER, AND ANY (IF ANY) SUPPORT SERVICES RELATED TO THE SOFTWARE AS IS AND WITH ALL FAULTS; AND THE BNPP ENTITIES AND THEIR SUPPLIERS HEREBY DISCLAIM WITH RESPECT TO THE SOFTWARE AND SUPPORT SERVICES ALL WARRANTIES AND CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY (IF ANY) WARRANTIES, DUTIES OR CONDITIONS OF OR RELATED TO:  MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, LACK OF VIRUSES, ACCURACY OR COMPLETENESS OF RESPONSES, RESULTS, WORKMANLIKE EFFORT AND LACK OF NEGLIGENCE.  ALSO THERE IS NO WARRANTY, DUTY OR CONDITION OF TITLE, QUIET ENJOYMENT, QUIET POSSESSION, CORRESPONDENCE TO DESCRIPTION OR NON-INFRINGEMENT.  THE ENTIRE RISK ARISING OUT OF USE OR PERFORMANCE OF THE SOFTWARE AND ANY SUPPORT SERVICES REMAINS WITH CUSTOMER.

(j)
EXCLUSION OF INCIDENTAL, CONSEQUENTIAL AND CERTAIN OTHER DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL THE BNPP ENTITIES OR THEIR SUPPLIERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS OR CONFIDENTIAL OR OTHER INFORMATION, FOR BUSINESS INTERRUPTION, FOR PERSONAL INJURY, FOR LOSS OF PRIVACY, FOR FAILURE TO MEET ANY DUTY INCLUDING OF GOOD FAITH OR OF REASONABLE CARE, FOR NEGLIGENCE, AND FOR ANY OTHER PECUNIARY OR OTHER LOSS WHATSOEVER) ARISING OUT OF OR IN ANY WAY RELATED TO THE USE OF OR INABILITY TO USE THE SOFTWARE, THE PROVISION OF OR FAILURE TO PROVIDE SUPPORT SERVICES, OR OTHERWISE UNDER OR IN CONNECTION WITH ANY PROVISION OF THIS SECTION 19, EVEN IN THE EVENT OF THE FAULT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF CONTRACT OR BREACH OF WARRANTY OF THE BNPP ENTITIES OR ANY SUPPLIER, AND EVEN IF THE BNPP ENTITIES OR ANY SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  IN NO EVENT SHALL ANY BNPP ENTITY OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, ACTS OF WAR OR TERRORISM, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL.

(k)
Security; Reliance; Unauthorized Use.  Customer will cause all persons using the Software to treat all applicable user and authorization codes, passwords and authentication keys with extreme care, and Customer will establish internal control and safekeeping procedures to restrict the availability of the same to duly authorized persons only.  No BNPP Entity shall be liable or responsible to Customer or any third party for any unauthorized use of the Software or of the user and authorization codes, passwords and authentications keys that may be used in connection with the Software.

(l)
Encryption.  Customer acknowledges and agrees that encryption may not be available for any or all data or communications between Customer and a BNPP Entity.  Customer agrees that a BNPP Entity may, at any time, deactivate any encryption features such BNPP Entity may in its sole discretion provide, without notice or liability to Customer.

(m)
Termination.  Customer acknowledges and agrees that any BNPP Entity may, in its sole discretion, at any time, and without any notice or liability to Customer, suspend or terminate this license of the Software to Customer and deny Customer’s access to and use of the Software.

(n)
Other Terms and Conditions.  Customer shall comply with all other terms and conditions that may be posted by a BNPP Entity on any website or web page through which Customer accesses or uses the Software or that may otherwise be delivered in any form to Customer in connection with its use of the Software.  The use by Customer of the Software constitutes Customer’s acceptance of and agreement to be bound by all such other terms and conditions.

(o)	Compliance with Law. Customer shall comply with all Applicable Law applicable to Customer’s use of the Software.

Exhibit B to U.S. PB Agreement – Prime Brokerage Terms
The Prime Brokerage Terms (the “PB Terms”) are entered into between Customer and BNP Paribas Securities Corp. (“BNPP PB”), on behalf of itself and as agent for the BNPP Entities.  The PB Terms are incorporated as an exhibit to the U.S. PB Agreement (the “Agreement”) and set forth certain additional terms and conditions on which BNPP PB will open and maintain Accounts (as defined in the Account Agreement) for margin, execution, settlement and other products or services for prime brokerage pursuant to the Account Agreement between BNPP PB and Customer (the “Account Agreement”).  In the event of any inconsistency between any term of the PB Terms and the Account Agreement, the PB Terms shall control.  All capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.  For the avoidance of doubt, “Applicable Law” shall include the SEC Letter.
1.
Prime Brokerage - Customer may maintain brokerage accounts with brokers other than BNPP PB (“Executing Brokers”) and may from time to time place orders with an Executing Broker, but designate BNPP PB as its “Prime Broker.”

(a)
Prime Brokerage Agreements with Executing Brokers.  In connection therewith, Customer hereby requests that BNPP PB act as its Prime Broker and authorizes BNPP PB (x) to execute an agreement with each Executing Broker with whom Customer engages in prime brokerage transactions (a “Prime Brokerage Agreement”), (y) to provide and obtain any relevant information relating to Customer in order for BNPP PB to establish a prime brokerage relationship on Customer’s behalf with the Executing Brokers, and (z) to perform any necessary or useful act as Prime Broker in accordance with the Account Agreement, the PB Terms or Applicable Law.  Customer understands that no order may be legally accepted by BNPP PB as Prime Broker from an Executing Broker with whom BNPP PB has not entered into a Prime Brokerage Agreement.

(b)
Settlement.  Customer or its authorized representative will advise BNPP PB prior to the close of business (New York time) on trade date of the details of all transactions (the “Trade Data”) effected for it by an Executing Broker.  BNPP PB is authorized to acknowledge, affirm, settle and clear all such transactions.  BNPP PB is further authorized to undertake to resolve any unmatched trade report received by it from an Executing Broker; however, Customer shall remain responsible for the ultimate resolution and BNPP PB shall have no responsibility with respect to Trade Data not correctly transmitted to it on a timely basis by any person or entity.  If Customer has instructed Executing Brokers to send trade confirmations to Customer in care of BNPP PB, Customer understands that such confirmations are available to Customer without charge upon request.  BNPP PB may provide the Executing Brokers with any relevant information necessary in order for the Executing Brokers to settle such trades.

(c)
Minimum Net Equity.  If Customer fails to maintain in its Accounts cash and securities with a ready market in an amount equal to or exceeding the minimum net equity required for prime brokerage customers under the SEC Letter for Customer (the “Minimum Net Equity”), and Customer does not bring its Accounts into compliance in accordance with Applicable Law, BNPP PB shall notify all Executing Brokers of this event and may be required by the SEC Letter to DK any transaction effected for Customer by an Executing Broker without notice to Customer, in which case all transactions of Customer for that day will be DK’d.  BNPP PB will send a cancellation notification to Customer to offset the prior notification sent pursuant to Section 1(b) and Customer must settle outstanding trades directly with the Executing Brokers.  “SEC Letter” means the Securities and Exchange Commission No-Action letter, dated January 25, 1994, relating to prime brokerage, as amended, supplemented, modified or replaced from time to time.

(d)
Settlement in Bulk.  BNPP PB may commingle its prime brokerage transactions with those of other accounts managed by the investment manager of Customer (“sub-accounts”) for settlement in bulk in accordance with the investment manager’s instructions.  If the net equity of any sub-account is below the Minimum Net Equity, BNPP PB may be required to DK the entire transaction, in which case, prior to the DK deadline established by the SEC Letter, the investment manager may (i) resubmit the bulk trade so as to exclude those securities which were originally allocated to the sub-account failing to meet the Minimum Net Equity requirement or (ii) if permissible, re-allocate the entire prime brokerage transaction to those sub-accounts meeting the Minimum Net Equity requirement.

2.
Termination of PB Terms  - BNPP PB may terminate the PB Terms at any time for any reason by giving notice of termination to Customer.  In the event of such termination, BNPP PB continues to have its rights under the SEC Letter to cease the clearance and settlement of any transactions for Customer executed but not settled prior to such notice of termination.  The PB Terms shall terminate immediately upon the termination of the Account Agreement.

1

Exhibit C to U.S. PB Agreement – Rehypothecation Agreement
This Exhibit C (the “Rehypothecation Agreement”) is entered into between Customer and BNP PARIBAS SECURITIES CORP. (“BNPP PB”), on behalf of itself and as agent for the BNPP Entities.  This Rehypothecation Agreement is incorporated as an exhibit to the U.S. PB Agreement (the “Agreement”).  Certain capitalized terms used in this Rehypothecation Agreement are defined in the Account Agreement.

1.	Rehypothecation -
(a)
Customer expressly grants each BNPP Entity the right, to the fullest extent that it may effectively do so under Applicable Law and subject to the terms and conditions of this Rehypothecation Agreement and MLP Annex, (i) to use or invest cash Collateral at its own risk and (ii) to re-register the Collateral in its own name or in another name other than Customer’s, to use or invest the proceeds of any securities lending transaction at its own risk, and to pledge, repledge, hypothecate, rehypothecate, sell, lend, or otherwise transfer or use the Collateral (the “Hypothecated Securities”), as principal and not as agent of Customer, with all attendant rights of ownership except as provided below.  For the purposes of the return of any Hypothecated Securities to Customer, BNPP PB’s return obligations shall be satisfied by delivering the Hypothecated Securities or securities identical to such Hypothecated Securities (such securities having the same cusip number as the subject Hypothecated Securities, or in the case of a reorganization or recapitalization of the issuer, the equivalent of the subject Hypothecated Securities) (“Equivalent Securities”).    For the avoidance of doubt, Customer hereby grants BNPP PB its consent to hypothecate its securities for the purposes of Rule 15c2-1(a)(1) of the Exchange Act, subject to the limits of this Agreement.

(b)
Collateral held by Custodian (including any successor thereto, the “Custodian”) pursuant to the Special Custody and Pledge Agreement between BNPP PB, Customer, and Custodian (the “Special Custody Agreement”) (such Collateral, the “Margin Collateral”) shall be transferred to BNPP PB for purposes of rehypothecation only against a request to Custodian for release of Margin Collateral (“Hypothecation Request”) that meets the following requirements: (i) the Hypothecation Request is issued by a duly authorized representative of BNPP PB in accordance with the requirements for instructions set forth for in the Special Custody Agreement, (ii) subject to Section 2(c)(B), the fair market value of the securities which are subject to the Hypothecation Request, together with the value of any outstanding Hypothecated Securities, shall not exceed the value of the loan against which the Margin Collateral was pledged (“Hypothecation Limit”), provided that if the Maximum Commitment Financing (as defined in the Committed Facility Agreement) is increased pursuant to the mutual agreement of the parties, then the fair market value of the securities which are subject to the Hypothecation Request, together with the value of any outstanding Hypothecated Securities, shall not exceed the lesser of (A) the Hypothecation Limit or (B) thirty-three and one-third percent (33⅓%) of the total assets of the Customer based on the most recent financial information provided by the Customer, (iii) the securities which are subject to the Hypothecation Request shall not represent the entire position of such security held by Customer, and (iv) the securities which are subject to the Hypothecation Request are not Ineligible Securities (as defined below) and have not been recalled by the Customer or if the securities which are subject to the Hypothecation Request were recalled by the Customer other than for the purpose of selling the securities or removing the securities from the Special Custody Account (as defined herein), the record date that was the reason for the recall or event has passed.

2.	Eligibility; Recall Rights -
(a)
Customer shall have the right, in its sole discretion and without condition, to designate any Margin Collateral as ineligible for rehypothecation for any valid business reason including, but not limited to, an imminent sale or removal from the Special Custody Account, dividend declaration, record date for voting or other corporate action (“Ineligible Securities”), provided that the market value of the Margin Collateral that has not been designated as Ineligible Securities would, following such designation, be at least equal to the Outstanding Debit Financing (as defined in the Committed Facility Agreement) or the value of the loan outstanding if the Committed Facility Agreement has been terminated.  Except as limited herein, Customer shall have the right, upon demand and without condition, to recall any Hypothecated Securities and BNPP PB shall return such security or an Equivalent Security to the Special Custody Account (as defined in the Special Custody Agreement, the “Special Custody Account”) within a commercially reasonable period (in any event, no later than the standard settlement cycle for such securities after such request).

(b)
Customer shall provide, or cause the Custodian to provide, a daily report to BNPP PB of portfolio transactions relating to securities in the Special Custody Account. With respect to any Hypothecated Security that is the subject of a sell order, on the date such report is delivered to BNPP PB, BNPP PB shall, without any further action by Customer, return such security or an Equivalent Security to the Special Custody Account within a commercially reasonable period (in any event, no later than the standard settlement cycle for such securities after such request).

(c)	If as of the close of business on any Business Day the value of all outstanding Hypothecated Securities exceeds the Hypothecation Limit (such excess amount,

the “Rehypothecation Excess”), BNPP PB shall, at its option, either (A) reduce the amount of outstanding Hypothecated Securities so that the total value of such securities does not exceed the Hypothecation Limit or (B) deliver to, and maintain within, the Special Custody Account an amount of cash at least equal to any Rehypothecation Excess (for the avoidance of doubt, if there is no Rehypothecation Excess, BNPP PB can recall any cash delivered hereunder).

3.	Corporate Actions -
(a)
Income Payments.  Customer shall be entitled to receive with respect to any Hypothecated Security, an amount equal to any principal thereof and all interest, dividends or other distributions paid or distributed on or in respect of the Hypothecated Securities (“Income”) that is not otherwise received by Customer.  BNPP PB shall, on the date such Income is paid or distributed either transfer to or credit to the Special Custody Account such Income with respect to any Hypothecated Securities, provided that BNPP PB shall make commercially reasonable efforts to return Hypothecated Securities receiving Income prior to the record date for a distribution.

(b)	Income in the Form of Securities. Where Income, in the form of securities, is paid in relation to any Hypothecated Securities, such securities shall be delivered to the Special Custody Account.
(c)
Other Corporate Actions.  Where, in respect of any Hypothecated Securities, any rights relating to conversion, sub-division, consolidation, pre-emption, rights arising under a takeover offer, rights to receive securities or a certificate which may at a future date be exchanged for securities or other rights, including those requiring election by the record holder of such securities at the time of the relevant election, become exercisable prior to the redelivery of Equivalent Securities, then Customer may, within a reasonable time before the latest time for the exercise of the right or option give written notice to BNPP PB that on redelivery of Equivalent Securities, it wishes to receive Equivalent Securities in such form as will arise if the right is exercised or, in the case of a right which may be exercised in more than one manner, is exercised as is specified in such written notice, and BNPP PB shall return such Hypothecated Security or an Equivalent Security to the Special Custody Account within a commercially reasonable period (in any event, no later than the standard settlement cycle for such securities after such request).

4.
Segregation of Hypothecated Securities - Unless otherwise agreed by the parties, any transfer of Hypothecated Securities to the Customer or any transfer of cash pursuant to Sections 2 or 3 shall be effected by delivery or other transfer to or for credit to the Special Custody Account.  BNPP PB expressly acknowledges that all securities that it is obligated to transfer hereunder shall be transferred to the Special Custody Account and shall not be held by BNPP PB.

5.
Re-hypothecation Failure - Hypothecated Securities shall be marked-to-market daily and valued at their fair market value (as determined by BNPP PB in good faith and in a commercially reasonable manner).  Upon the failure of BNPP PB to return Hypothecated Securities or the Equivalent Securities (such Hypothecated Securities, “Failed Securities”) pursuant to this Agreement or Applicable Law, Customer shall be entitled to reduce the value of the loan against which the Margin Collateral was pledged by an amount equal to one hundred percent (100%) of the then-current fair market value of such Failed Securities as reasonably agreed to between the parties without any fee or penalty; provided, however that the terms of the Committed Facility Agreement shall not be altered or amended by such reduction.

6.
Failure to Process Instructions - If (i) Customer provides BNPP PB with instructions in respect of corporate actions on the Hypothecated Securities (excluding any exercise of voting rights) which do not require Customer to be a record holder at the time of exercise, (ii) Customer provides at least five Business Days notice prior to the relevant exercise deadline, and (iii) BNPP PB fails to process Customer’s instructions in a commercially reasonable manner, BNPP PB shall provide Customer the cash equivalent of payments or distributions actually made but which Customer did not receive due to BNPP PB’s failure.

7.
Fees - BNPP PB agrees to pay Customer a rehypothecation fee (the “Rehypothecation Fee”), computed daily at a rate as set forth herein, as modified from time to time by mutual agreement of the parties.  Except as BNPP PB and Customer may otherwise agree, the Rehypothecation Fee shall accrue from and including the date on which the Margin Collateral is rehypothecated to, but excluding, the date on which securities or other financial assets of the same issuer and class as the Margin Collateral initially rehypothecated are returned to Customer’s Special Custody Account.  Unless otherwise agreed, any Rehypothecation Fee payable hereunder shall be payable monthly.

8.
Fee Amount – 70% of the difference between the fair market rate (as determined by BNPP PB in good faith and in a commercially reasonable manner) and the Overnight Bank Funding Rate (OBFR) as published “OBFR01 Index” on Bloomberg.

MLP ANNEX
This MLP Annex, dated as of March 6, 2019, forms a part of the Amended & Restated U.S. PB Agreement, dated as of the same date, between Fiduciary/Claymore MLP Opportunity Fund (“Customer”) and BNP Paribas Securities Corp. (“BNPP PB”) for itself and as agent for the BNPP Entities, and any exhibit, supplement, amendment, annex, confirmation, schedule or other document or agreement related thereto (the “Agreement”).  This Annex relates to all securities that are publicly traded and characterized for US federal income tax purposes as partnership interests (“MLP Securities”) and that are subject to the Agreement.  Except for amendments to the Agreement after the date hereof that specifically refer to this Annex and specifically indicate that they amend or supersede it, the terms of this Annex supersede any contrary terms in the Agreement (as in effect on the date hereof or as hereafter amended).
Capitalized terms used but not defined in this Annex shall have the meanings ascribed to them in the Agreement.
1.
Notwithstanding anything in the Agreement to the contrary, it is the intention of the parties that for United States federal income and state and local income and franchise tax purposes that the Customer be treated as the owner of the MLP Securities.  The provisions of the Agreement shall be interpreted to further this intention and neither party shall take (or permit any affiliate to take) any inconsistent position on any income tax or report filed with the Internal Revenue Service (or similar state or local taxing authority).

2.
Notwithstanding anything in the Agreement to the contrary, including without limitation Exhibit C to the Agreement, prior to the declaration of an Event of Default in which Customer is the defaulting party, BNPP PB shall not:

a.	sell, pledge, hypothecate or otherwise transfer or dispose of a Customer security that is an MLP Security (other than to the Customer or its designee), or
b.	other than as directed by Customer, consent to any amendment to, or exercise any other voting or similar rights of the owner of, a Customer security that is a MLP Security.
3.	Notwithstanding the limitations set out in paragraph 2 hereof, BNPP PB may sell, pledge, hypothecate or otherwise transfer or dispose of Customer securities that are MLP Securities either:
a.
to one or more Controlled Affiliates (defined below) of BNPP PB, in the ordinary course of its business, provided that no such transferee may sell, pledge, hypothecate or otherwise transfer or dispose of (other than to BNPP PB or the Customer or its designee) a Customer security that is an MLP Security except in a Permitted Rehypothecation (defined below); or

b.
directly or through Controlled Affiliates pursuant to one or more agreements, however denominated (each a “Permitted Rehypothecation”), provided that the terms of the Permitted Rehypothecation provide that (i) the MLP Securities will be held by a custodian, and (ii) in the absence of an event of default in which BNPP PB (or its

100% affiliate) is the defaulting party, the counterparty thereunder shall not (and shall not direct any custodian to) sell, pledge, hypothecate or otherwise transfer or dispose of a security that is a MLP Security (other than to BNPP PB or its 100% affiliate or its designee);

Provided in each case, however, that no such transfer or Permitted Rehypothecation shall be structured in a way that prevents BNPP PB from returning Customer securities that are MLP Securities to the Customer’s account on the third business day beginning after the day on which the Customer demands return of the MLP Securities. BNP PB shall provide Customer with a list of all custodians who hold shares in Permitted Rehypothecations.
4.
“Controlled Affiliate” means (i) any entity that, directly or indirectly, is in control of, or controlled by, or is under common control with, BNPP PB or (ii) of any subsidiary or parent company of any such person.  For the purposes of this definition, control of a person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such person or (ii) to direct or cause the direction of the management and policies of such person whether by contract or otherwise.

5.	All MLP Securities that are subject to the Agreement shall be subject to the terms of this Annex.

BNP Paribas Securities Corp.,
for itself and as agent for the BNPP Entities

By:__________________________
Title:
By:__________________________
Title:
Fiduciary/Claymore MLP Opportunity Fund
By:___________________________
Title: